Exhibit 10.1

THIS AGREEMENT is made on the 4th day of October 2019

BETWEEN:-

(1)	21VIANET GROUP LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at 37/F, Tower 1, Metroplaza, 223 Hing Fong Road, Kwai Fong, New Territories, Hong Kong (the “21Vianet”); AND

(2)	GLOBAL ENGINE LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at Room A, 8/F, Reason Group Tower, 403 Castle Peak Road, Kwai Chung, New Territories, Hong Kong (the “GEL”).

WHEREAS:

21Vianet agrees to engage GEL and GEL agrees to provide to 21Vianet the consultancy services as described in Schedule 1 (the “Services”), subject to the terms and conditions set out in this Agreement.

GEL represents that it is capable of accomplishing the Services, and desires to perform the Services for 21 Vianet.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless explicitly stated as otherwise, the expressions listed below shall have the following meanings:

(a)	“Fees” means the fees as specified in Schedule 1 payable by 21Vianet from time to time to GEL for provision of the Services;

(b)	“HKIAC” is as defined in Clause 15.2;

(c)	“Services” means the services as detailed in Schedule 1; and

(d)	“Term” means the term as specified in Schedule 1;

1.2	Where the context permits, words in the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.3	The headings to the provisions of this Agreement are for ease of reference only and shall not affect the interpretation or construction of them.

1.4	References to clauses, schedules and annexes are, unless otherwise stated, to clauses, schedules and annexes of and to this Agreement which together form an integral part of this Agreement.

2.	PROVISION OF SERVICES

2.1	In consideration of 21Vianet paying the Fees to GEL in the manner described in Clause 3, GEL agrees to provide the Services to 21Vianet subject to the terms and conditions herein and in Schedule 1.

2.2	21Vianet and GEL shall cooperate in good faith in all matters relating to the provision of Services including but not limited to obtaining all consents, licences or approvals necessary for GEL to fulfil its obligations hereunder.

2.3	21Vianet shall not interfere negligently or wilfully with the performance of the Services by GEL and GEL may assign, subcontract or delegate any rights, duties, obligations or liabilities under this Agreement to any third parties without the consent of 21Vianet.

2.4	GEL shall use all reasonable and proper means in performing its responsibilities under this Agreement. Further, GEL shall provide the Services in a legal and proper manner and shall not in any way violate any applicable laws (including but without limitation to anti-bribery or anti-corruption laws).

2.5	During the Term of this Agreement, GEL shall at all times reasonably comply with (i) any management policies, rules and regulations (if any) which 21Vianet may issue to GEL from time to time and (ii) the local law where the Services are performed.

2.6	Unless otherwise expressly set out in this Agreement, GEL is not eligible for or entitled to any other benefits or remuneration from 21Vianet.

3.	PAYMENT

3.1	21Vianet shall pay the Fees to GEL for provision of the Services in the manner set out in Schedule 1. GEL shall not be responsible for all unforeseeable costs, tax, charges and expenses incurred for and in connection with the provision of the Services by GEL except as expressly provided otherwise in this Agreement or approved in advance in writing by GEL.

3.2	All payment shall be made within fourteen (14) days from the date of invoices issued by GEL to 21Vianet, except that the payment for Phase 1 services shall be made within seven (7) days from the date of invoice issued by GEL to 21 Vianet.

3.3	Any delay in payment shall entitle GEL for the costs and expenses incurred in connection with the collection of overdue payments, whether made in or out of court, without prejudice to any rights or remedies legally available to GEL.

4.	TERMINATION

4.1	This Agreement shall terminate upon the expiry of the Term specified in Schedule 1 unless extended by mutual agreement by the parties in writing or terminated earlier pursuant to the terms of this Agreement.

4.2	This Agreement may be terminated by either party forthwith with notice without prejudice to its rights under this Agreement or at law:-

(a)	(not applicable during the period of Phase 1 services as defined in Schedule 1) if both the CMHK Network Sharing Agreement (as defined in Schedule 1) and the CMHK Cell Site Sharing Agreement (as defined in Schedule 1) are terminated or expired due to reasons beyond the reasonable control of CMHK and 21Vianet (including, for example, the failure to secure the approval of OFCA or relevant authority);

(b)	If a Party is material breach of this Agreement and fails to remedy such breach within [90] days after receiving notice requiring it to do so, the other party may terminate this Agreement by giving written notice to the defaulting Party;

(c)	if the other party is subject to any insolvency, liquidation, winding-up, bankruptcy, receivership or execution proceedings;

(d)	if the other party suspends, or ceases to carry on, all or a substantial part of its business, or threatens to do so; or

(e)	if the other party is in breach of any applicable laws, rules and/or regulations or otherwise is charged or convicted of any criminal offence.

4.3	This Agreement may be terminated by either party with a 7 days’ notice without cause and if such termination is made by 21Vianet, 21Vianet shall be liable to pay GEL forthwith the total fees as set out in Schedule 1 to this Agreement.

4.4	The expiration or termination of this Agreement for whatever cause shall be without prejudice to any pre-existing and/or accrued rights and obligations of the parties hereunder.

4.5	Clauses 5, 6, 7, 10, 11, 12, 13 and 15 and those terms which by their nature should survive termination shall continue to apply after expiration or termination of this Agreement for whatever reason.

4.6	Upon termination of this Agreement, for any cause, and subject to the terms of this Agreement, GEL shall without additional cost to 21Vianet, return in an orderly and expeditious manner, all data, records, documentation, and other property belonging to the 21Vianet.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each Party represents and warrants that it is corporation duly organized, validly existing and of good standing under the laws of the jurisdiction in which it is incorporated.

5.2	Each party represents and warrants that it has the authority necessary to enter into this Agreement and to do all things necessary to procure the fulfilment of its obligations in terms of this Agreement.

5.3	Each Party represents and warrants that the execution, delivery and performance of this Agreement by it will not violate or create a default under any law, regulation order, instrument, agreement or corporate document binding upon it.

5.4	GEL represents, warrants and undertakes that the Services under this Agreement will be duly performed and completed in a diligent, professional and business-like manner.

5.5	GEL agrees that, to the extent applicable to the Services, all of its discoveries, ideas, inventions, papers, documentation, notes, processes, formulas, drawings, software or other work product (collectively referred to as the “Work Product”). Whether or not subject to protection under relevant intellectual property right protection laws, made, conceived, or actually or constructively reduced to practice by it during the period of this Agreement and in the performance of the Services hereunder, are the sole and exclusive property of 21Vianet and 21Vianet shall have the right use them for any purpose without any additional compensation to GEL. GEL agrees to disclose to 21Vianet, during the Term of this Agreement, and for a period of one year thereafter, any Work Product, whether created solely or jointly with others, which refer to or are suggested by or result from any Services which GEL may do pursuant to this Agreement or from any information obtained by GEL in discussions and meetings with employees of 21Vianet or with its subsidiaries, affiliates or related companies, or with any of 21Vianet’s current or prospective customers. Any such additional Work Product shall become the sole and exclusive property of 21Vianet as if it had been performed under the terms of this Agreement.

6.	LIABILITY

6.1	GEL shall indemnify 21Vianet against all losses, damage, costs or claims incurred to or suffered by 21Vianet arising out of or in connection with the gross negligence or wilful misconduct or breach of this Agreement by GEL or its representatives.

6.2	Subject to Clause 6.3, GEL shall indemnify and hold 21Vianet harmless for:-

(a)	Any liability for personal injury or death to the extent caused by the wilful default or gross negligence or beach of duty of GEL, its employees, agents or contractors arising out of and in connection with performance of any Services under this Agreement;

(b)	Any liability for loss or damage to any tangible property to the extent caused by D, its employees, agents or contractors arising out of and in connection with performance of any Services under this Agreement

6.3	Notwithstanding anything else contained in this Agreement, GEL’s total liability for any costs, claim, damage or loss arising under this Agreement shall be limited to an amount equal to the amount of payment received by GEL from 21Vianet under this Agreement during the 12 (twelve) months preceding the claim to which such liability relates.

6.4	Notwithstanding anything to the contrary herein stated, in no event shall either Party to be liable for any indirect, special, consequential, collateral, incidental or punitive damages sustained by a Party or any third parties in using and/or accessing any of the services howsoever arising under this Agreement and whether under contract, tort, indemnity or otherwise including, without limitation, loss of business, revenue, profit, contracts, anticipated savings or goodwill, loss of use or value of any equipment including software, claims of third parties and all associated and incidental costs and expenses, whether or not such Party was or should have been aware of the possibility that such damage could occur.

6.5	21Vianet shall indemnify GEL in respect of all actions, suits, claims, demands, costs (including all legal fees), charges and expenses arising in connection with the performance or breach of any obligation by 21Vianet under this Agreement.

6.6	In case of any third party claim against GEL, 21Vianet shall indemnify GEL against all awards or judgments as finally determined by a court or a tribunal or any reasonable settlement sum with the third party claimants, as well as reasonable legal costs incurred, to the extent that suchg awards, judgements, or liabilities are arisen out of wilful default or gross negligence or beach of duty of 21Vianet, provided that GEL promptly notifies 21Vianet in writing of the claim within a reasonable time of receiving such claim. Notwithstanding anything to the contrary under this Agreement, 21Vianet’s liability for all claims in the aggregate arising under this Agreement, whether based on contract, negligence, tort or otherwise, shall be limited to the amount of the total Fees payable to GEL under this Agreement.

7.	CONFIDENTIALITY

7.1	The parties agree to keep and procure to be kept secret and confidential any and all written and/or oral information of any kind relating to the terms of this Agreement and the business of the other party obtained from the other party pursuant to this Agreement or prior to it and to disclose the same only to those of its employees or contractors directly involved with the services and only to the extent necessary for each of them to perform his duties under this Agreement. The parties shall impose the above obligation on these persons.

7.2	The foregoing obligations shall not apply, however, to any part of such information which:

a)	was already in the public domain or which becomes so through no fault of the receiving party;

b)	was already known to the receiving party prior to receipt thereof;

c)	was disclosed to the receiving party by a third party owing no duty of confidentiality towards the disclosing party in respect thereof;

d)	is explicitly approved for released by written authorization of the disclosing Party; or

e)	is required to be disclosed by law, regulatory authority, stock exchange requirement or pursuant to a judicial order, provided that prior written notice shall be given to the disclosing Party.

7.3	Subject to the provisions in Clause 7.2 above, these obligations of confidentiality shall survive the expiration or termination of this Agreement.

7.4	Except as required by applicable law, no Party shall issue any news release, public announcement, advertisement, or other form of publicity in connection with the subject matter of this Agreement, without the prior consent of the other Party.

8.	ASSIGNMENT

8.1	Neither party shall assign or otherwise transfer its interest in this Agreement or its rights and obligations hereunder whether in whole or in part without the prior written consent of the other, except in circumstances of corporate succession by merger, consolidation, or other corporate reorganisation in relation to either party’s business.

9.	ENTIRE AGREEMENT

9.1	The parties hereto declare that this Agreement comprises the complete and exclusive agreement between them which supersedes all previous understandings, negotiations and proposals, whether oral or in writing. In case of any inconsistency, conflict with or ambiguity of any terms and conditions which are incorporated by reference, the terms and conditions of this Agreement shall prevail.

9.2	Save as expressly provided, no alteration, modification, amendment, waiver, consent or discharge shall be binding upon either party unless in writing and signed by both parties.

9.3	Each Party shall comply with the applicable laws in performance of its obligations under this Agreement.

10.	NOTICES

10.1	Any notice required to be given under this Agreement shall be in writing and shall be sent to the address of the party as specified in this Agreement or such other address as that party shall designate by notice given in accordance with the provisions of this Clause from time to time. Any such notice shall be delivered by hand or by registered prepaid post and shall be deemed to have been served if delivered by hand upon signed receipt by the appointed representative of either party for the time being or if by post 48 hours after the day of posting.

11.	LEGAL RELATIONSHIP

11.1	Nothing herein shall create or imply any employment, principal-agent, joint venture or partnership relationship between 21Vianet on the one hand, and GEL on the other.

11.2	Either party acknowledges that it is not part of the other party’s organisation and shall have no authority to commit or to bind the other party in any way in connection with the business, affairs or otherwise of the other party.

11.3	GEL shall be deemed at all times to be an independent contractor, and as such, will not be eligible for any of 21Vianet’s or any affiliated company’s employee benefits. Nothing contained in this Agreement shall be construed as creating the relationship of employer and employee between the Parties during the term of this Agreement.

12.	SEVERABILITY

12.1	In the event that any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

13.	WAIVER

13.1	No failure or delay on the part of any party to exercise any right, power or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by a party of any right, power or remedy. The rights, powers and remedies provided herein are cumulative and are not exclusive of any rights, powers or remedies at law.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

14.1	The parties do not intend any term of this Agreement to be enforceable by any person who is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap 623), and the parties agree that this Agreement shall be excluded from the application of the Contracts (Rights of Third Parties) Ordinance (Cap 623).

15.	APPLICABLE LAW AND DISPUTE RESOLUTION

15.1	This Agreement shall be governed by, construed and enforced in accordance with the laws of Hong Kong SAR and the parties hereto agree to be subject to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

15.2	Notwithstanding Clause 15.1, a complaining party shall have the option to refer any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof, to arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) with three (3) arbitrators in accordance with the HKIAC Rules in force. Each party shall select one (1) arbitrator and the two (2) arbitrators shall select the third neutral arbitrator who shall be the Chairman of the arbitration panel. The language to be used in the arbitral proceedings shall be English.

15.3	Nothing in Clause 15.2 shall prejudice or restrain any party from applying to the court for immediate injunctive relief.

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IN WITNESS WHEREOF this Agreement has been executed in accordance with the constitution of the respective party on the day and year first above written.

SIGNED BY	)
FOR AND ON BEHALF OF	)
21VIANET GROUP LIMITED	)
in the presence of:-)
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SIGNED BY	)
FOR AND ON BEHALF OF	)
GLOBAL ENGINE LIMITED	)
in the presence of:-)
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SCHEDULE 1

Part 1 - The Services

GEL shall provide the following services to 21Vianet in the following phases:

1.	To represent 21Vianet in negotiating with China Mobile Hong Kong Limited or its affiliates (the “CMHK”) on the agreement in relation to the capacity sharing of the 21Vianet’s 20MHz TD radio network (the “CMHK Network Sharing Agreement”) and the agreement in relation to the operations & maintenance of shared cell sites (the “CMHK Cell Site Sharing Agreement”) contemplated to be entered into between 21Vianet and CMHK. The above shall be subject to 21Vianet’s cooperation in good faith in Clause 2.2 and 21Vianet’s actions and assistance in Clause 2.4 (collectively, the “Phase 1”);

2.	To perform migration of existing cell sites leased by 21Vianet from Hutchison Telecommunications Hong Kong Holdings Limited or its affiliates (“HTHK”) to selected cell sites of CMHK including (a) selection and confirmation of CMHK cell sites to replace HTHK cell sites; (b) verification of the reception of newly selected CMHK cell sites at chosen locations; (c) completion of OFCA approval to include the newly selected cell sites under Schedule 3 of the 21Vianet’s Unified Carrier License (“UCL”); and (d) report of new fixed wireless network arrangement to the Office of the Communications Authority (“OFCA”). The above shall be subject to 21Vianet’s cooperation in good faith in Clause 2.2 and 21Vianet’s actions and assistance in Clause 2.4 (collectively, the “Phase 2”);

3.	To liaise with OFCA and process the applications for seeking OFCA’s acceptance and approval on (a) the network sharing technical plan with CMHK; (b) the application of adding new mobility service to 21Vianet’s UCL, and (c) the inclusion of shared CMHK cell sites, for at least 50% population coverage, under Schedule 3 of the 21Vianet’s UCL. The above shall be subject to 21Vianet’s cooperation in good faith in Clause 2.2 and 21Vianet’s actions and assistance in Clause 2.4 (collectively, the “Phase 3”); and

4.	To perform (a) facilitation of the net annual payment by CMHK to 21Vianet under the CMHK Network Sharing Agreement and the CMHK Cell Site Sharing Agreement; and (b) liaison with OFCA from time to time in relation to the maintenance of the new mobility UCL licence. The above shall be subject to 21Vianet’s cooperation in good faith in Clause 2.2 and 21Vianet’s actions and assistance in Clause 2.4 (collectively, the “Phase 4”).

Part 2 – Term and Fees

1.	Term:	From date of this Agreement to 31 March 2027 (both days inclusive) unless terminated early pursuant to the terms and conditions of this Agreement.

2.	Fees:

21Vianet shall pay the fees in phases as set out in the table below. For the avoidance of doubt, any services performed by GEL not within the specified scope of areas set out in Part 1 of Schedule 1 to this Agreement shall incur extra fees and costs payable by 21Vianet in the manner as determined by GEL.

Phase of Services	Payment Milestone	Payment Amount (HK$)
Phase 1	Upon signing of the CMHK Network Sharing Agreement and CMHK Cell Site Sharing Agreement	$3,600,000
Phase 2	Upon OFCA approval (or otherwise acceptance or non-objection) to include the newly selected cell sites under Schedule 3 of the 21Vianet’s UCL	$2,000,000
Phase 3	Upon approval (or otherwise acceptance or non-objection) of the new mobility UCL licence application by OFCA	$6,000,000
Phase 4	Each annual net payment by CMHK to 21Vianet under the CMHK Network Sharing Agreement and CMHK Cell Site Sharing Agreement tentatively from 2020 to 2025	$2,000,000 (in 6 annual instalments totalling HK$12,000,000 over the specified period)
Total		$23,600,000